UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2014

Material Sciences Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	01-8803	95-2673173
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 East Pratt Boulevard Elk Grove Village, Illinois	60007
(Address of Principal Executive Offices)	(Zip Code)

(847) 439-2210

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On January 8, 2014, Material Sciences Corporation (“MSC” or the “Company”) entered into an Agreement and Plan of Merger with Zink Acquisition Holdings Inc. (“Parent”) and Zink Acquisition Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of Parent (the “Merger Agreement”). Parent and Merger Sub are affiliates of New Star Metals Inc. (“New Star”) and Insight Equity Holdings LLC (the “Sponsor”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”). The board of directors of the Company (the “Board”) has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, directed that the Merger be submitted for consideration at a meeting of the holders of common stock of the Company, and resolved to recommend that the stockholders vote in favor of the Merger. Upon the Merger becoming effective, the Company will become a wholly-owned subsidiary of Parent and each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Merger, other than shares held by the Company, Parent or Merger Sub or by stockholders who have validly exercised their appraisal rights under the Delaware General Corporation Law, will be converted, on the terms and subject to the conditions set forth in the Merger Agreement, into the right to receive $12.75 in cash without interest and less applicable withholding taxes (the “Per Share Merger Consideration”).

The Merger Agreement also provides that, immediately prior to the effective time of the Merger, each outstanding stock option to purchase shares of common stock of the Company, whether or not vested, will become fully vested and exercisable and, at the effective time of the Merger, will be cancelled and converted into the right to receive a cash payment equal to the excess, if any, of $12.75 over such option’s exercise price. Each outstanding stock option that has an exercise price equal to or greater than $12.75 will be cancelled without the right to receive any consideration. Furthermore, immediately prior to the effective time of the Merger, each outstanding share of restricted stock, whether or not vested, will become free of all restrictions, fully vested and transferable and, at the effective time of the Merger, other than shares held by stockholders who have validly exercised their appraisal rights under the Delaware General Corporation Law, will be cancelled and converted into the right to receive $12.75 in cash, without interest and less applicable withholding taxes under the same terms and conditions as apply to the receipt of the Per Share Merger Consideration by holders of shares of the Company’s common stock generally.

Consummation of the Merger is subject to customary conditions, including (1) the approval of the Merger by the holders of a majority of the outstanding shares of common stock of the Company entitled to vote on the Merger (the “Company Requisite Vote”), (2) the expiration or termination of the waiting period applicable to consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (3) the absence of any law, injunction, judgment or order prohibiting or rendering illegal the closing of the Merger. Moreover, the obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to certain other conditions, including without limitation (a) the accuracy of the other party’s representations and warranties (subject to customary qualifications) and (b) the other party’s performance in all material respects of its obligations contained in the Merger Agreement.

Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which will be sufficient for Parent to pay the aggregate Per Share Merger Consideration, the amounts to be paid to holders of outstanding stock options and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the other transactions contemplated by the Merger Agreement. PNC Bank, National Association and GSO Capital Partners LP have each agreed to provide debt financing for the Merger, subject to the terms and conditions set forth in debt commitment letters delivered to Parent and its affiliates. In addition, New Star has delivered an equity commitment letter, pursuant to which, upon the terms and subject to the conditions set forth therein, it has committed to, and/or to cause one or more of its affiliates to, make an equity investment in Parent at or prior to the closing of the Merger.

In addition, New Star and an affiliate of the Sponsor have provided to the Company a limited guarantee of certain payment obligations of Parent and Merger Sub pursuant to the Merger Agreement, including the payment of any reverse termination fee that may become payable by Parent. The Merger Agreement requires Parent to use its commercially reasonable best efforts to arrange and obtain the financing on the terms and conditions described in the equity and debt financing commitments.

The Company, Parent and Merger Sub have made customary representations and warranties in the Merger Agreement. Many of the representations made by the Company are subject to and qualified by a “Company Material Adverse Effect” standard. The Company, Parent and Merger Sub have also made certain covenants in the Merger Agreement, including covenants regarding: (1) the operation of the business of the Company and its subsidiaries prior to the closing of the Merger, (2) the convening of a meeting of the Company’s shareholders for the purposes of considering and voting upon the adoption of the Merger Agreement, (3) required efforts to make effective the Merger and the other transactions contemplated by the Merger Agreement (including Parent’s financing), and (4) subject to certain exceptions, not to withhold, withdraw, modify, amend or qualify in a manner adverse to Parent the recommendation of the Board that the Company’s stockholders approve the Merger Agreement.

The Merger Agreement contains a “go-shop” provision pursuant to which the Company has the right to solicit and engage in discussions and negotiations with respect to alternative acquisition proposals until 11:59 p.m. (Chicago time) on February 12, 2014 (the “Go-Shop Period”). Until February 27, 2014, the Company may continue discussions with any third party that made an alternative acquisition proposal during the Go-Shop Period and that the Board has determined is or could reasonably be expected to result in a superior proposal. After the Go-Shop Period, the Company will become subject to customary “no-shop” restrictions on its ability to solicit and engage in discussions and negotiations with respect to alternative acquisition proposals, but may under certain circumstances provide information to and participate in discussions or negotiations with third parties with respect to any unsolicited alternative acquisition proposal that the Board has determined constitutes or could reasonably be expected to result in a Superior Proposal. A “Superior Proposal” is a bona fide written acquisition proposal for 50% or more of either the total voting power or fair market value of the consolidated total assets of the Company, in each case that the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, is more favorable to the Company’s stockholders from a financial point of view than the Merger, after taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal (including the financing thereof).

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, including with respect to the Company’s entry into an agreement with respect to a Superior Proposal, the Company will be required to pay Parent a termination fee of $4.0 million or reimburse certain expenses of Parent up to $1.25 million. The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $8.5 million under certain specified circumstances set forth in the Merger Agreement.

The Merger Agreement is attached to this Current Report on Form 8-K to provide the Company’s stockholders with information regarding the terms of the Merger Agreement and the transactions contemplated thereby and is not intended to modify or supplement any factual disclosures about the Company in the Company’s public reports filed with the U.S. Securities and Exchange Commission (“SEC”). In particular, the Merger Agreement and the above summary of its terms are not intended to be, and should not be relied upon as, disclosures regarding any facts or circumstances relating to the Company, Parent, Merger Sub, their respective subsidiaries and affiliates or any other party. The representations, warranties and covenants contained in the Merger Agreement have been negotiated only for the purpose of the Merger Agreement and are intended solely for the benefit of the parties thereto. In many cases, these representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain supplemental disclosures provided by the parties to one another in connection with the execution of the Merger Agreement. Furthermore, many of the representations and warranties in the Merger Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about the Company, Parent, Merger Sub, their respective subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement and these changes may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and other documents that the Company files with the SEC.

A copy of the Merger Agreement is attached as Exhibit 2.1 to this report and is incorporated herein by reference. The foregoing description of the Merger Agreement, the Merger and the other proposed transactions contemplated by the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

Voting Agreement and Irrevocable Proxy

In connection with the parties’ entry into the Merger Agreement, each of Frank L. Hohmann III, a member of the Board, and Privet Fund LP and Privet Fund Management LLC (collectively, “Privet”), which collectively beneficially own shares of the Company’s common stock representing approximately 19% of the outstanding shares of the Company’s common stock, has entered into a voting agreement (each, a “Voting Agreement” and, collectively, the “Voting Agreements”). Ryan J. Levenson, a member of the Board, is the managing member of Privet Fund Management LLC. Pursuant to each Voting Agreement, the stockholder party to such Voting Agreement has agreed to vote shares beneficially owned by such stockholder (and such stockholder has granted Parent an irrevocable proxy with respect to such matters): (1) in favor of the adoption of the Merger Agreement and the approval of the Merger, (2) against any “acquisition proposal” (as defined in the Merger Agreement) or any other proposal made in opposition of the adoption of the Merger Agreement, and (3) against any agreement or action that is intended to, or that could reasonably be expected to, prevent, materially impede, interfere with or delay the consummation of the Merger. The Voting Agreements will terminate upon the first to occur of (a) the effective time of the Merger, (b) the termination of the Merger Agreement in accordance with its terms, (c) the date of any material modification, waiver or amendment of the Merger Agreement that affects adversely the consideration payable to the Company’s stockholders pursuant to the Merger Agreement, and (d) the mutual written consent of Parent and the stockholder party thereto.

A copy of the Voting Agreement entered into by Mr. Hohmann is attached as Exhibit 10.1 to this report and a copy of the Voting Agreement entered into by Privet is attached as Exhibit 10.2, and each is incorporated herein by reference. The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreements.

Amendment to Severance and Change in Control Agreements

On January 8, 2014, the Company entered into an Amendment to the Severance and Change in Control Agreement with each of Clifford D. Nastas, Chief Executive Officer of MSC, Michael R. Wilson, Vice President, Global Operations of MSC, James D. Pawlak, Vice President, Chief Financial Officer, Corporate Controller and Corporate Secretary of MSC, and Matthew M. Murphy, Vice President, Sales and Marketing of MSC (each, a “Severance Agreement Amendment” and, collectively, the “Severance Agreement Amendments”). The Severance Agreement Amendments amend the Severance and Change in Control Agreements (each, an “Original Severance Agreement” and, collectively, the “Original Severance Agreements”) previously entered into between MSC and its executive officers described above. The Original Severance Agreements provide for, in the event that the employment of the executive officer party to such agreement is terminated under certain circumstances (including in connection with a change in control of the Company), the payment of specified severance benefits based upon a multiple of an amount equal to the sum of such executive’s base salary and the greater of (1) the cash amount paid or earned by the executive under the Company’s management incentive plan for the most recently completed fiscal year preceding the date or event upon which the amount of compensation is being determined, or (2) the amount earned during the current fiscal year, but not yet paid, in which the triggering event takes place.

The Severance Agreement Amendments amend the Original Severance Agreements to provide that the severance amount to which the executive would be entitled will be based upon a multiple of an amount equal to the sum of (1) the greater of the executive’s annual rate of salary as of (a) the date or event upon which the amount of compensation is being determined, or (2) the date that is 30 days prior to the date of a change in control, plus (2) the greater of (x) the cash amount paid or earned by the executive under the Company’s management incentive plan for the most recently completed fiscal year preceding the date or event upon which the amount of compensation is being determined, or (y) the amount earned during the current fiscal year, but not yet paid, in which the triggering event takes place.

A copy of a form of Severance Agreement Amendment is attached as Exhibit 10.3 to this report and is incorporated herein by reference. The foregoing description of the Severance Agreement Amendments does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Severance Agreement Amendment.

Item 2.02 Results of Operations and Financial Condition.

On January 9, 2013, the Company issued a press release reporting results of operations as of, and for the three and nine months ended, November 30, 2013. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information, including Exhibit 99.1, in this Item 2.02 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 2.02 shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall otherwise be expressly set forth by specific reference in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At a meeting of the Board held on January 8, 2014, the Board amended the Bylaws of the Company by adopting a new Section 11.3, which reads in its entirety as follows:

SECTION 11.3 Forum for Adjudication of Certain Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law, or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to (a) the provisions of this Section and (b) the personal jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in any proceeding brought to enjoin any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Section. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

Item 8.01 Other Events.

On January 9, 2014, the Company issued a press release relating to the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Also on January 9, 2014, Clifford D. Nastas, Chief Executive Officer of the Company, issued a communication to employees of the Company regarding the proposed transaction. A copy of the communication to employees is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Forward-Looking Statements

Statements contained herein regarding the proposed transaction between Parent, Merger Sub and the Company, the expected timetable for completing the transaction, the potential benefits of the transaction, and other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward looking statements. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results, performance and achievements to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, uncertainties as to the timing of the Merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the possibility that alternative acquisition proposals will be made;

the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement; the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the Merger, including the necessary approvals under the HSR Act; the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the Merger Agreement; the disruption of management’s attention from the Company’s ongoing business operations due to the Merger; the effect of the announcement of the Merger on the Company’s relationships with its customers, operating results and business generally; the effects of local and national economic, credit and capital market conditions; and other risk factors set forth from time to time in the Company’s other filings with the SEC, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Additional Information and Where to Find It

In connection with the proposed Merger and required stockholder approval, the Company will file a proxy statement with the SEC. THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MATERIAL SCIENCES CORPORATION AND THE MERGER. The Company’s stockholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Material Sciences Corporation with the SEC may be obtained free of charge from the Company’s website at www.matsci.com, or by directing a request to the Company at 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007, Attn: James Pawlak.

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the special meeting of stockholders that will be held to consider the proposed Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2013 Annual Meeting of Stockholders, which was filed with the SEC on May 30, 2013. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed Merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed Merger, when filed with the SEC.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 8, 2014, among Material Sciences Corporation, Zink Acquisition Holdings Inc. and Zink Acquisition Merger Sub Inc. The schedules and exhibits to the Agreement and Plan of merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K but will be provided supplementally to the SEC upon request.

10.1	Voting Agreement and Irrevocable Proxy, dated as of January 8, 2014, between Zink Acquisition Holdings Inc. and Frank L. Hohmann III.

10.2	Voting Agreement and Irrevocable Proxy, dated as of January 8, 2014, among Zink Acquisition Holdings Inc., Privet Fund LP and Privet Fund Management LLC.

10.3	Form of Amendment to Severance and Change in Control Agreement, dated as of January 8, 2014, for Messrs. Nastas, Wilson, Pawlak and Murphy.

99.1	Press Release of Material Sciences Corporation, dated January 9, 2014, announcing its operating results for the third quarter of fiscal 2014.

99.2	Press Release of Material Sciences Corporation, dated January 9, 2014, announcing its entry into a definitive merger agreement.

99.3	Communication to employees of Material Sciences Corporation, dated January 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATERIAL SCIENCES CORPORATION
(Registrant)

Date: January 9, 2014	By:	/s/ James D. Pawlak
	Name:	James D. Pawlak
	Title:	Vice President, Chief Financial Officer, Corporate Controller and Corporate Secretary